Exhibit 99.2

ELPIDA MEMORY, INC. AND SUBSIDIARIES (DEBTORS-IN-POSSESSION) CONSOLIDATED FINANCIAL STATEMENTS February 28, 2013 and March 31, 2012

ELPIDA MEMORY, INC. AND SUBSIDIARIES
(DEBTORS-IN-POSSESSION)
CONSOLIDATED FINANCIAL STATEMENTS
February 28, 2013 and March 31, 2012
Table of Contents

Page
Report of Independent Auditors	1

Consolidated Balance Sheets	2 - 3

Consolidated Statements of Operations	4

Consolidated Statements of Comprehensive Income (loss)	5

Consolidated Statements of Stockholders’ Equity, Redeemable Noncontrolling Interest and Redeemable Preferred Stock	6

Consolidated Statements of Cash Flows	7

Notes to Consolidated Financial Statements	8 - 43

Report of Independent Auditors
The Trustee
Elpida Memory, Inc.
We have audited the accompanying consolidated financial statements of Elpida Memory, Inc. and subsidiaries, which comprise the consolidated balance sheets as of February 28, 2013 and March 31, 2012, and the related consolidated statements of operations, comprehensive income, stockholder’s equity, redeemable noncontrolling interest and redeemable preferred stock, and cash flows for the eleven months ended February 28, 2013 and the year ended March 31, 2012, and the related notes to the consolidated financial statements.
Trustee’s Responsibility for the Financial Statements
Trustee is responsible for the preparation and fair presentation of these financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.
Auditor’s Responsibility
Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by trustee, as well as evaluating the overall presentation of the financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Elpida Memory, Inc. and subsidiaries at February 28, 2013 and March 31, 2012, and the consolidated results of their operations and their cash flows for the eleven months ended February 28, 2013 and the year ended March 31, 2012, in conformity with U.S. generally accepted accounting principles.

/s/Ernst & Young ShinNihon LLC
August 29, 2013

ELPIDA MEMORY, INC. AND SUBSIDIARIES
(DEBTORS-IN-POSSESSION)
CONSOLIDATED BALANCE SHEETS
Eleven months ended February 28, 2013 and Year ended March 31, 2012
(Yen in millions, except share data)

	February 28, 2013	March 31, 2012
Assets
Current assets:
Cash and cash equivalents	¥45,422	¥51,428
Accounts receivable, trade (less allowance for doubtful accounts of nil and ¥1,875 at February 28, 2013 and March 31, 2012, respectively)	42,151	28,794
Accounts receivable, other	16,402	11,499
Inventories	66,487	81,053
Prepaid expense and other current assets	4,447	5,301
Total current assets	174,909	178,075
Property, plant, and equipment:
Land	504	504
Buildings and structures	40,297	36,615
Machinery and equipment	521,284	467,745
Furniture and fixtures	9,190	6,134
Construction in progress	17,785	13,728
Total property, plant, and equipment	589,060	524,726
Less accumulated depreciation and amortization	(292,556)	(195,287)
Net property, plant, and equipment	296,504	329,439

Investment securities	82	2,113
Investment in an affiliated company	3,226	3,172
Intangible assets	3,486	1,807
Other assets	681	680

Total assets	¥478,888	¥515,286

	February 28, 2013	March 31, 2012
Liabilities and Stockholders’ Equity (Deficit)
Current liabilities not subject to compromise:
Short-term borrowings	¥8,000	¥—
Current portion of long-term debt	21,520	27,840
Current portion of obligations under capital leases	25,597	10,900
Accounts payable, trade	18,481	19,912
Accounts payable, other	7,767	4,726
Accrued income taxes	820	1,016
Accrued expenses and other current liabilities	11,090	13,574
Total current liabilities not subject to compromise	93,275	77,968
Long-term liabilities not subject to compromise:
Long-term debt, excluding current portion	59,226	10,849
Obligations under capital leases, excluding current portion	65,392	30,794
Liability for retirement benefits	5,109	5,261
Deferred income taxes	495	777
Other liabilities	7,350	1,702
Total long-term liabilities not subject to compromise	137,572	49,383
Total liabilities not subject to compromise	230,847	127,351
Liabilities subject to compromise	85,862	362,246
Total liabilities	316,709	489,597
Redeemable noncontrolling interest	4,550	19,550
Redeemable Type I preferred stock, Authorized 1,000,000 shares; issued and outstanding 1,000,000 shares at February 28, 2013 and March 31, 2012	10,554	10,554
Redeemable Type II preferred stock, Authorized 2,000,000 shares; issued 2,000,000 shares and outstanding 1,838,967 shares at February 28, 2013 and March 31, 2012	19,409	19,409
Stockholders’ equity:
Common stock, Authorized 400,000,000 shares; issued and outstanding 271,787,370 shares at February 28, 2013 and March 31, 2012	222,738	222,738
Additional paid-in capital	234,179	234,179
Accumulated deficit	(380,281)	(513,256)
Accumulated other comprehensive loss	(9,535)	(22,796)
Treasury stock, 1,518 common shares at February 28, 2013 and March 31, 2012, respectively, at cost	(5)	(5)
Total stockholders’ equity (deficit) attributable to Elpida Memory, Inc. and subsidiaries	67,096	(79,140)
Noncontrolling interest	60,570	55,316
Total stockholders’ equity (deficit)	127,666	(23,824)
Total liabilities and stockholders’ equity	¥478,888	¥515,286
See accompanying notes to consolidated financial statements.

ELPIDA MEMORY, INC. AND SUBSIDIARIES
(DEBTORS-IN-POSSESSION)
CONSOLIDATED STATEMENTS OF OPERATIONS
Eleven months ended February 28, 2013 and Year ended March 31, 2012
(Yen in millions)

	Eleven months Ended February 28, 2013	Year ended March 31, 2012
Net sales	¥266,378	¥284,410
Cost of sales	255,283	331,523
Gross profit (loss)	11,095	(47,113)
Selling, general, and administrative expenses	44,901	64,201
Impairment charge	—	229,560
Operating loss	(33,806)	(340,874)
Equity in income (loss) of an equity method investee	270	(2,392)
Interest income	196	236
Interest expense (contractual interest expense of ¥3,838 and ¥8,576 for the eleven months ended February 28, 2013 and year ended March 31, 2012, respectively)	(1,952)	(8,445)
Foreign exchange gains (losses)	9,665	(341)
Other expense, net	(1,039)	(7,737)
Loss before reorganization items and income taxes	(26,666)	(359,553)
Reorganization items, net	159,296	(3,505)
Income (loss) before income taxes	132,630	(363,058)
Income taxes:
Current	951	960
Deferred	(143)	(260)
Net income (loss)	131,822	(363,758)
Less: Net (loss) income attributable to noncontrolling interest	(1,153)	(3,344)
Net income (loss) attributable to Elpida Memory, Inc. and subsidiaries	¥132,975	¥(360,414)

See accompanying notes to consolidated financial statements.

ELPIDA MEMORY, INC. AND SUBSIDIARIES
(DEBTORS-IN-POSSESSION)
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
Eleven months ended February 28, 2013 and Year ended March 31, 2012
(Yen in millions)

	Eleven months ended February 28, 2013	Year ended March 31, 2012
Net income (loss)	¥131,822	¥(363,758)
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	18,949	(3,794)
Pension and other postretirement benefit plans:
Net actuarial gain (loss)	626	(843)
Less: amortization of prior service cost included in net periodic pension cost	93	52
Pension and other postretirement benefit plans	719	(790)
Unrealized holding (losses) gains on securities:
Unrealized holding (losses) gains arising during the period	(26)	(2,443)
Less: reclassification adjustment for gains included in net income	26	2,563
Changes in fair value of available for sale investments	—	120
Other comprehensive income (loss)	19,668	(4,464)
Less comprehensive income (loss) attributable to noncontrolling interest	5,254	(4,330)
Net comprehensive income (loss) attributable to Elpida Memory, Inc. and subsidiaries	¥146,236	¥(363,892)

See accompanying notes to consolidated financial statements.

ELPIDA MEMORY, INC. AND SUBSIDIARIES
(DEBTORS-IN-POSSESSION)
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY,
REDEEMABLE NONCONTROLLING INTEREST
AND REDEEMABLE PREFERRED STOCK
Eleven months ended February 28, 2013 and Year ended March 31, 2012
(Yen in millions, except share data)

	Common stock		Additional paid-in capital	Accumulated Deficit	Accumulated other comprehensive loss	Treasury stock	Stockholders’ (deficit) equity attributable to Elpida Memory, Inc. and Subsidiaries	Noncontrolling interest	Total stockholders’ equity	Redeemable noncontrolling interest	Redeemable Type I preferred stock		Redeemable Type II preferred stock
	Shares	Amount									Shares	Amount	Shares	Amount
Balances at March 31, 2011	214,517,370	¥202,258	¥213,918	¥(152,822)	¥(19,318)	¥(5)	¥244,031	¥59,698	¥303,729	¥20,800	1,000,000	¥10,554	1,838,967	¥19,409
Net loss	—	—	—	(360,414)	—	—	(360,414)	(3,344)	(363,758)	0	—	—	—	—
Other comprehensive loss	—	—	—	—	(3,478)	—	(3,478)	(986)	(4,464)
Shares issued in connection with:
Increase of capital	57,270,000	20,480	20,480	—	—	—	40,960	—	40,960	—	—	—	—	—
Sale of subsidiary’s preferred stock	—	—	—	—	—	—	—	—	—	3,750	—	—	—	—
Redemption of subsidiary’s preferred stock	—	—	—	—	—	—	—	—	—	(5,000)	—	—	—	—
Liquidation of a majority-owned subsidiary	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Purchase of 42 common shares	—	—	—	—	—	(0)	(0)	—	(0)	—	—	—	—	—
Other, net	—	—	(219)	(20)	—	—	(239)	(52)	(291)	—	—	—	—	—
Balances at March 31, 2012	271,787,370	¥222,738	¥234,179	¥(513,256)	¥(22,796)	¥(5)	¥(79,140)	¥55,316	¥(23,824)	¥19,550	1,000,000	¥10,554	1,838,967	¥19,409
Net income	—	—	—	132,975	—	—	132,975	(1,153)	131,822	—	—	—	—	—
Other comprehensive income	—	—	—	—	13,261	—	13,261	6,407	19,668	—	—	—	—	—
Liquidation of a majority-owned subsidiary	—	—	—	—	—	—	—	—	—	(15,000)	—	—	—	—
Other, net	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Balances at February 28, 2013	271,787,370	¥222,738	¥234,179	¥(380,281)	¥(9,535)	¥(5)	¥67,096	¥60,570	¥127,666	¥4,550	1,000,000	¥10,554	1,838,967	¥19,409

See accompanying notes to consolidated financial statements.

ELPIDA MEMORY, INC. AND SUBSIDIARIES
(DEBTORS-IN-POSSESSION)
CONSOLIDATED STATEMENTS OF CASH FLOWS
Eleven months February 28, 2013 and Year ended March 31, 2012
(Yen in millions)

	Eleven months ended February 28, 2013	Year ended March 31, 2012
Cash flows provided by operating activities:
Net income (loss)	¥131,822	¥(363,758)
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation and amortization	74,651	120,978
Impairment charge	—	229,560
Gain on forgiveness of debts	(162,858)	—
Deferred income tax	(143)	(260)
Allowance for doubtful accounts	(115)	(1,317)
Retirement benefits	(201)	1,321
Equity in (income) loss of equity method investees	(270)	2,392
Impairment loss on investment securities	67	6,226
(Gain) loss on sale of equipment	(158)	47
Loss on disposal of fixed assets	15	329
Loss (gain) on sales of subsidiary’s shares	40	(78)
Changes in operating assets and liabilities, net of acquisition:
(Increase) decrease in accounts receivable, trade	(9,568)	38,895
(Increase) decrease in accounts receivable, other	(4,917)	7,055
Decrease (increase) in inventories	16,423	(7,331)
(Decrease) increase in accounts payable, trade	(1,618)	2,653
Increase in accounts payable, other	2,930	12,476
Other, net	(7,954)	(19,040)
Cash provided by operating activities	38,146	30,148
Cash flows from investing activities:
Net increase in time deposits	—	(1)
Purchase of fixed assets	(16,719)	(65,126)
Proceeds from sales of property	245	429
Liquidation of a majority-owned subsidiary	(14,969)	—
Purchase of investment securities	—	(1,240)
Proceeds from sale of subsidiaries, net of cash disposed	—	3,567
Proceeds from sale of investment securities	1,561	—
Purchase of intangible assets	(2,234)	(6,437)
Other, net	(274)	25
Net cash used in investing activities	(32,390)	(68,783)
Cash flows from financing activities:
Proceeds from short-term debt	8,000	6,032
Proceeds from long-term borrowings	—	11,452
Repayments of short-term debt	—	(6,032)
Repayments of long-term borrowings	(24,464)	(65,287)
Proceeds from issuance of bonds	—	27,462
Repayments of bonds	—	(30,000)
Proceeds from issuance of stock	—	40,746
Proceeds from sale and lease-back transactions	10,558	17,604
Principal payments on capital lease obligations	(10,294)	(23,780)
Net cash used in financing activities	(16,200)	(21,803)
Effect of exchange rate changes on cash and cash equivalents	4,436	(973)
Net decrease in cash and cash equivalents	(6,006)	(61,411)
Cash and cash equivalents at beginning of period	51,428	112,839
Cash and cash equivalents at end of period	¥45,422	¥51,428
See accompanying notes to consolidated financial statements.

ELPIDA MEMORY, INC. AND SUBSIDIARIES
(DEBTORS-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
February 28, 2013 and March 31 2012
(Yen in millions, except share data)

(1)	Description of Business, Basis of Presentation and Other Relevant Information

(a)	Description of Business and Basis of Presentation
Elpida Memory, Inc. (“Elpida”) was established in December 1999 as a joint venture owned 50% each by NEC Corporation and Hitachi, Ltd. under the Commercial Code of Japan. Its initial public offering was completed on November 15, 2004, in the First Section of the Tokyo Stock Exchange (the “TSE”).
Elpida and its subsidiaries (hereinafter referred to collectively as the “Company”) develop, design, manufacture and sell dynamic random access memory semiconductors (“DRAMs”). The Company’s product portfolio consists of two categories, premier DRAMs (for digital consumer electronics and mobile devices) and computing DRAMs (for servers and personal computers). The Company provides a wide variety of products to leading international electronics companies in Asia, North America and Europe. The Company has manufacturing facilities in Hiroshima (wafer processing) and Akita (packaging and testing). Further, it has sales and marketing support offices in Japan, North America, Europe, Taiwan, Hong Kong and Singapore. In addition to its own manufacturing facilities, Elpida utilizes the foundry services of Rexchip Electronic Corporation (“Rexchip”) and Powerchip Technology Corporation (“PTC”) for the production of DRAMs for the computing market. Rexchip is Elpida’s consolidated subsidiary and PTC owns a 24.06% interest in Rexchip as a noncontrolling interest holder at February 28, 2013.
Elpida and its Japanese subsidiaries maintain their records and prepare their consolidated financial statements in conformity with Japan generally accepted accounting principles, which are different in certain respects as to application and disclosure requirements of generally accepted accounting principles in the United States of America. The accounts of non-Japanese subsidiaries are based on their accounting records maintained in conformity with generally accepted accounting principles prevailing in the respective countries of domicile. Certain adjustments and reclassifications have been incorporated in the accompanying consolidated financial statements to conform to U.S generally accepted accounting principles. These adjustments include, but are not limited to, those related to the scope of consolidation and the accounting for business combinations, income taxes, goodwill and intangible assets, inventories, leases, stock-based compensation, revenue recognition, post-retirement benefits, depreciation and amortization, derivative instruments, accruals for certain expenses, and liabilities subject to compromise. These adjustments and reclassifications were not recorded in the statutory books of account.

(b)	Reorganization Proceedings
On February 27, 2012 (the “Petition Date”), Elpida and Akita Elpida Memory, Inc., a wholly owned subsidiary of Elpida, (collectively, the “Debtors”) filed voluntary petitions in the Tokyo District Court (the “Court”) to commence corporate reorganization proceedings under the Corporate Reorganization Act (Kaisha Kosei Ho) of Japan (the “Reorganization Act”).
On March 23, 2012, the Court made the order to commence such proceedings and appointed the incumbent President & CEO and an attorney-at-law as trustees. The Debtors are continuing to operate their business as a “debtors-in-possession” under the jurisdiction of the Court and in accordance with the applicable provisions of the Reorganization Act and the orders of the Court. The Court also appointed and ordered an examiner to examine whether a reorganization plan and the related procedures are performed fairly.

ELPIDA MEMORY, INC. AND SUBSIDIARIES
(DEBTORS-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

On March 28, 2012, shares of Elpida were delisted from the TSE.
On July 2, 2012, Micron Technology, Inc. (“Micron”, a company established in the United States of America) and Elpida signed a definitive sponsor agreement whereby Micron would acquire and support Elpida.
On August 21, 2012, Elpida submitted the proposed reorganization plan (the "Plan") to the Court. The Plan prepared by the trustees was based on the assumption that Elpida would receive financial support from Micron in accordance with the sponsorship agreement entered on July 2, 2012 and Elpida would pay the reorganization claims, and maintain and reorganize its business with such support.
On October 31, 2012, the Court made an order to refer the Plan submitted by Elpida to a resolution.
The recognition of the order to approve the Plan under Chapter 15 of the Federal Bankruptcy Code of the United States Bankruptcy Court was the remaining condition to be fulfilled precedent to closing the reorganization under the sponsor agreement with Micron.
On February 28, 2013, the Plan was agreed by the statutorily required majority of creditors and approved by the Court. Under the Plan, Elpida settled all of its outstanding stock options without compensation (excluding treasury shares held by Elpida) and, on the same day, all such stock options were canceled.
On May 27, 2013, Elpida acquired all of its issued and outstanding shares (common shares, Type 1 Preferred Shares and Type 2 Preferred Shares) without compensation (excluding treasury shares held by Elpida) and, on the same day, all such shares which Elpida held were extinguished. As a result, Elpida transferred the balance of its common stock to additional paid-in capital.
Additionally, on May 27, 2013, Elpida issued common shares with the amount of the subscription price per share of 1 Japanese yen and the number of shares of 1 share which was allotted to the trustee. As a result, Elpida increased its common stock by 1 Japanese yen.
Elpida’s subsidiaries that are not included in the Plan continue to operate without the supervision of the Court and are not part of the bankruptcy proceedings.
On June 26, 2013, Elpida obtained the recognition of the order by the United States Bankruptcy Court.
On July 31, 2013, Micron made a cash payment of ¥60,000 to Elpida, in exchange for 100% ownership of Elpida’s equity. As of this date, all material unsatisfied conditions were resolved and the Company was required to apply the fresh start accounting provisions of Financial Accounting Standards Board (“FASB”) Accounting Standard Codification (“ASC”) 852, Reorganizations. Fresh start accounting requires an allocation of the reorganization value to the reorganized entity’s assets and liabilities pursuant to ASC 805, Business Combinations. The Company anticipates completing the fair value measurements and the allocation of the reorganization value in fiscal year ending August 31, 2014. During August 2013, the Company began the process of measuring and allocating the reorganization value to the assets and liabilities of the Debtors in accordance with ASC 820, Fair Value Measurement. Consequently, the financial statements of the reorganized Company will change materially in amounts and classifications due to the implementation of the fresh start accounting. Since the issuance date of these financial statements, the Company is evaluating the impact of the change on the consolidated financial statements.

ELPIDA MEMORY, INC. AND SUBSIDIARIES
(DEBTORS-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(c)	Tokyo Stock Exchange Delisting Determination
On February 28, 2012, Elpida’s 2nd and 3rd 130% Call Option Attached Unsecured Convertible Bonds with Stock Acquisition Rights were delisted from the TSE in accordance with Rule 921 of the Securities Listing Regulations due to the filing of the petition for the commencement of reorganization proceedings, which led to Elpida’s forfeiture of the benefit of time.
On March 28, 2012, Elpida’s common stock was delisted from the First Section of the TSE in accordance with Rule 601 of the Securities Listing Regulations due to the filing of the petition and commencement of reorganization proceedings.

(d)	Going Concern
The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As described above, the Company’s reorganization plan was approved by the Court and the Company has been operating its business with Micron’s support according to the Plan.

(2)	Reorganization Disclosures

(a)	Financial Reporting in Reorganization
The Company has applied ASC 852, effective as of the Petition Date, which is applicable to companies in reorganization proceedings under US bankruptcy law, because reorganization proceedings under the Reorganization Act are similar to those under the US bankruptcy law. While ASC 852 generally does not change the manner in which financial statements are prepared, ASC 852 requires that the financial statements for periods subsequent to the petition filing distinguish transactions and events that are directly associated with the reorganization from the ongoing operations of the business. Revenues, expenses (including professional fees), realized gains and losses, and provisions for losses resulting from the reorganization and restructuring of the business must be reported separately as reorganization items, except for those required to be reported as discontinued operations and extraordinary items, in the consolidated statements of operations. The balance sheet must distinguish pre-petition liabilities subject to compromise from pre-petition liabilities that are not subject to compromise and post-petition liabilities. Liabilities that may be affected by a plan of reorganization must be reported at the amounts expected to be allowed, even if they may be settled for lesser amounts as a result of the reorganization. In addition, cash receipts and payments resulting from the reorganization must be disclosed.

(b)	Condensed Combined Financial Information
The consolidated financial statements of the Company include entities which are not in the reorganization proceedings, the following presents condensed combined financial information of the entities in the reorganization proceedings. The condensed combined financial information has been prepared, in all material aspects, on the same basis as the consolidated financial statements of the Company.

ELPIDA MEMORY, INC. AND SUBSIDIARIES
(DEBTORS-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

The financial information contained herein represents the condensed combined financial information for the Debtors only. Elpida’s non-Debtor subsidiaries are treated as non-consolidated subsidiaries in this presentation of combined financial information and as such their net loss is included as “equity losses from non-Debtor subsidiaries, net of tax” in the condensed combined statement of operations and their net assets are included as “investments in non-Debtor subsidiaries” in the condensed combined balance sheet. Intercompany transactions between the Debtors have been eliminated in this presentation of combined financial information contained herein. Intercompany transactions between the Debtors and non-Debtor subsidiaries have not been eliminated in this presentation of combined financial information and are reflected as Accounts receivable from non-Debtor subsidiaries and Accounts payable to non-Debtor subsidiaries.
Condensed Combined Debtors-in-Possession Balance Sheet

	February 28, 2013	March 31, 2012
Assets
Current assets:
Cash and cash equivalents	¥20,393	¥14,864
Accounts receivable, net	9,521	10,280
Accounts receivable from non-Debtor subsidiaries	54,342	36,626
Inventories	51,908	68,750
Other current assets	14,656	10,213
Total current assets	150,820	140,733
Property, plant, and equipment, net of accumulated depreciation and amortization	120,563	134,458
Investment in non-Debtor subsidiaries	142,681	130,173
Other assets	3,809	4,340
Total assets	¥417,873	¥409,704
Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Short-term borrowings	¥11,700	¥—
Current portion of obligations under capital leases	20,451	3,734
Accounts payable	19,540	12,114
Accounts payable to non-Debtor subsidiaries	37,982	37,471
Other liabilities	20,388	9,699
Total current liabilities	110,061	63,018
Long-term liabilities	124,891	33,617
Liabilities subject to compromise	85,862	362,246
Total liabilities	320,814	458,881
Temporary equity	29,963	29,963
Total stockholders’ equity (deficit)	67,096	(79,140)
Total liabilities and stockholders’ deficit	¥417,873	¥409,704

ELPIDA MEMORY, INC. AND SUBSIDIARIES
(DEBTORS-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Condensed Combined Debtors-in-Possession Statement of Operations

	For the period from April 1, 2012 through February 28, 2013	For the period from February 27, 2012 through March 31, 2012
Net sales	¥264,178	¥25,751
Cost of sales	259,768	31,442
Gross profit (loss)	4,410	(5,691)
Selling, general and administrative expenses	37,570	4,753
Operating losses	(33,160)	(10,444)
Equity in losses from non-Debtor subsidiaries, net of tax	(860)	(17,342)
Reorganization items, net	159,296	(3,505)
Other expense, net	5,916	(6,024)
Income (loss) before income tax	131,192	(37,315)
Income tax	(630)	29
Net income (loss)	¥131,822	¥(37,344)

Condensed Combined Debtors-in-Possession Statement of Cash Flows

	For the period from April 1, 2012 through February 28, 2013	For the period from February 27, 2012 through March 31, 2012
Net cash provided by (used in):
Operating activities	¥20,238	¥(12,711)
Investing activities	(30,655)	(690)
Financing activities	15,946	—
Net increase (decrease) in cash and cash equivalents	5,529	(13,401)
Cash and cash equivalents, beginning of period	14,864	28,265
Cash and cash equivalents, end of period	¥20,393	¥14,864

ELPIDA MEMORY, INC. AND SUBSIDIARIES
(DEBTORS-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(c)	Liabilities Subject to Compromise
Liabilities subject to compromise represent the estimated amounts expected to be allowed on known or potential claims to be resolved through the reorganization proceedings.
In accordance with ASC 852, substantially all of the Company’s unsecured debt has been classified as liabilities subject to compromise.
Differences between the liability amounts Elpida and Elpida Akita estimated and the claims filed by creditors will be investigated and resolved in connection with the claim resolution process. Elpida will continue to evaluate these liabilities throughout the reorganization proceedings and adjust the amounts as necessary. Such adjustments may be material. In light of the expected number of creditors, the claims resolution process may take considerable time to complete. Accordingly, the ultimate settlement amounts of allowed claims are not presently known.
The following table summarizes the components of liabilities subject to compromise included on the consolidated balance sheet at February 28, 2013 and March 31, 2012:

	February 28, 2013	March 31, 2012
Long-term debt and bonds	¥59,274	¥240,021
Accounts payable and other liabilities	21,897	63,027
Obligations under capital leases	4,691	59,198
Total liabilities subject to compromise	¥85,862	¥362,246

As noted in Note (1) (b) above, on February 28, 2013, the creditors agreed and the Court approved the Plan. In accordance with the Plan, approximately ¥117,268 of the liabilities subject to compromise were reclassified to their applicable balance sheet accounts such as long-term debt and bonds, accounts payable and obligations under capital leases and will be repaid over 7 years in accordance with payment terms specified in the Plan. Further, the Plan included 66.1% forgiveness of the remaining liabilities subject to compromise in Elpida. This forgiveness was recorded as a gain during the eleven months ended February 28, 2013. The balance of the liabilities subject to compromise at February 28, 2013 represents those remaining claims that are subject to repayment based on future performance of the Company.

(d)	Reorganization Items
Reorganization items, net represent amounts incurred and recorded subsequent to the petition filing as a direct result of the filing of the petition and commencement of reorganization proceedings and are comprised of the following for the eleven months ended February 28, 2013 and the year ended March 31, 2012:

Eleven months ended February 28, 2013
Gain on forgiveness of debts (*1)	¥(162,858)
Professional fees (*2)	280
Penalties (*3)	3,282
Total reorganization items, net	¥(159,296)

ELPIDA MEMORY, INC. AND SUBSIDIARIES
(DEBTORS-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(*1)	The forgiveness of certain debt resulted from the Court’s approval of the Plan.

(*2)	Professional fees are expenses incurred directly related to the reorganization and restructuring.

(*3)
Penalties primarily related to certain subsidiary whose stock holder held a put option to sell its stock to Elpida and intended to execute the put option. However, Elpida was unable to honor the contractual obligation because of the commencement of corporate reorganization proceeding. As a result, Elpida was obligated to pay indemnification for the purchase price of the stocks to the holder. The obligation is included in liabilities subject to compromise.

Year ended March 31, 2012
Settlement of long-term debt (*1)	¥(238)
Professional fees (*2)	244
Adjustments of bond issuance costs (*3)	448
Penalties (*4)	3,051
Total reorganization items, net	¥3,505

(*1)
The settlement of certain long-term debt resulted in a gain recognized due to 1) the abandonment of the related claim by the respective creditors and 2) the rejection of claims due to the creditors’ application process deficiency.

(*2)	Professional fees are expenses incurred directly related to the reorganization and restructuring.

(*3)
Adjustments of bond issuance costs related to certain debt that has been classified as subject to compromise and previously recorded as an asset to be amortized were fully expensed to adjust related debt amounts to the amounts of the allowed claims.

(*4)	Elpida was obligated to pay penalties for certain debt and lease contracts. In addition, Elpida reimbursed holders of Taiwan Depositary Receipts as a result of filing voluntary petition in Japan.

(3)	Summary of Significant Accounting Policies

(a)	Change in Fiscal Year
According to the Reorganization Act, Elpida’s fiscal year end date changed to the day when the Plan was approved by the Court, which is February 28. In addition, as described in the Plan, Elpida’s fiscal year end date will be August 31, hereafter.

(b)	Use of Estimates
The preparation of consolidated financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates and such differences may be material to the consolidated financial statements. Significant items subject to such estimates and assumptions include the useful lives of fixed assets; allowances for doubtful accounts and sales returns; the valuation of derivatives, deferred tax assets, fixed assets, inventory, investments, and stock options; reserves for employee benefit obligations, income tax uncertainties and other contingencies; and classification

ELPIDA MEMORY, INC. AND SUBSIDIARIES
(DEBTORS-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

and measurement of lease obligations and liabilities subject to compromise.

(c)	Principles of Consolidation
The accompanying consolidated financial statements include the accounts of Elpida and its majority owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation. The Company has no involvement with variable interest entities. The Company accounts for investments over which it has significant influence but not a controlling financial interest using the equity method of accounting.

(d)	Foreign Currency Translation
Foreign currency transactions are measured at the applicable rates of exchange prevailing at the transaction dates. Assets and liabilities denominated in currencies other than Japanese yen are remeasured at the applicable rates of exchange prevailing at the balance sheet date with the resulting gain or loss credited or charged to income.
Elpida’s foreign subsidiaries use the local currencies other than Japanese yen as their functional currencies. Accordingly, assets and liabilities of foreign subsidiaries are translated into Japanese yen at applicable year-end rates of exchange and all revenue and expense accounts are translated at average rates of exchange during the year. The resulting translation adjustments are accumulated and included in accumulated other comprehensive income (loss) classified as part of stockholders’ equity.

(e)	Cash and Cash Equivalents
The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

(f)	Trade Accounts Receivable
Trade accounts receivable are recorded at the invoiced amount and do not bear interest. Amounts collected on trade accounts receivable are included in net cash provided by operating activities in the consolidated statements of cash flows. Allowance for doubtful trade receivables are determined based on a combination of historical experience, aging analysis, and any specific factors affecting customer accounts. Uncollectible trade accounts receivable are charged-off when legal actions have been taken to collect the receivable, and it becomes clear that an amount smaller than the original receivable will be recovered.

(g)	Inventories
Inventories, except for supplies, are stated at the lower of cost or market, cost being determined using the first-in, first-out method or the average cost method.
The cost of supplies is determined using the first-in, first-out method.

(h)	Revenue Recognition
The Company recognizes revenue when products are delivered and the customer takes ownership and assumes risk of loss, collection of the relevant receivable is probable, persuasive evidence of an arrangement exists and the sales price is fixed or determinable.
Taxes collected from customers and remitted to governmental authorities are accounted for on a net basis and therefore are excluded from revenues in the consolidated statements of operations.

ELPIDA MEMORY, INC. AND SUBSIDIARIES
(DEBTORS-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(i)	Investment Securities
Investment securities at February 28, 2013 and March 31, 2012 consist of equity securities. The Company classifies its equity securities that have readily determinable fair values as available-for-sale.
Available-for-sale securities are recorded at fair value. Unrealized holding gains and losses, net of the related tax effect, on available-for-sale securities are excluded from earnings and are reported as a separate component of accumulated other comprehensive income until realized. Realized gains and losses from the sale of available-for-sale securities are determined on a specific-identification basis.
Decline in the market value of any available-for-sale security below cost that is deemed to be other-than-temporary results in impairment to reduce the carrying amount to fair value. To determine whether impairment is other-than-temporary, the Company considers all available information relevant to the collectability of the security, including past events, current conditions, and reasonable and supportable forecasts when developing estimates of cash flows expected to be collected. Evidence considered in this assessment includes the reasons for the impairment, the severity and duration of the impairment, changes in value subsequent to year-end, forecasted performance of the investee, and the general market condition in the geographic area or industry the investee operates in.

(j)	Derivative Instruments and Hedging Activities
The Company recognizes all derivative instruments as either assets or liabilities in the balance sheet at their respective fair values. For derivatives designated in hedging relationships, changes in the fair value are either offset through earnings against the change in fair value of the hedged item attributable to the risk being hedged or recognized in accumulated other comprehensive income, to the extent the derivative is effective at offsetting the changes in cash flows being hedged until the hedged item affects earnings.
The Company enters into derivative contracts that it intends to designate as a hedge of an exposure to changes in the fair value of a recognized asset or liability that are attributable to a particular risk (fair value hedge). For hedging relationships, the Company formally documents the hedging relationship and its risk-management objective and strategy for undertaking the hedge, the hedging instrument, the hedged transaction, the nature of the risk being hedged, how the hedging instrument’s effectiveness in offsetting the hedged risk will be assessed prospectively and retrospectively, and a description of the method used to measure ineffectiveness. The Company also formally assesses, both at the inception of the hedging relationship and on an ongoing basis, whether the derivatives that are used in hedging relationships are highly effective in offsetting changes in fair value of hedged transactions. For derivative instruments that are designated and qualify as part of a fair value hedging relationship, the effective portion of the gain or loss on the derivative is reported as a component of earnings. Gains and losses on the derivative representing either hedge ineffectiveness or hedge components excluded from the assessment of effectiveness are recognized in earnings.
The Company discontinues hedge accounting prospectively when it determines that the derivative is no longer effective in offsetting changes in fair value attributable to the hedged risk, the derivative expires or is sold, terminated, or exercised, the fair value hedge is dedesignated in accordance with the derecognition criteria for hedge accounting.
In all situations in which hedge accounting is discontinued and the derivative remains outstanding, the Company continues to carry the derivative at its fair value on the balance sheet and recognizes any subsequent changes in its fair value in earnings.

ELPIDA MEMORY, INC. AND SUBSIDIARIES
(DEBTORS-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(k)	Property, Plant, and Equipment
Property, plant, and equipment are stated at cost. Plant and equipment under capital leases are stated at the present value of minimum lease payments.
Depreciation is calculated on the straight-line method over the following estimated useful lives of the respective assets:

Building and structures	2 to 56 years
Machinery and equipment	2 to 20 years
Furniture and fixtures	2 to 25 years
Plant and equipment held under capital leases are amortized on a straight-line basis over the shorter of the lease term or estimated useful life of the asset.
Total depreciation for the eleven months ended February 28, 2013 and the year ended March 31, 2012 was ¥73,846 and ¥113,733, respectively.

(l)	Major Maintenance Activities
The Company incurs maintenance costs on its major equipment. Repair and maintenance costs are expensed as incurred.

(m)	Intangible Assets
Intangible assets with finite lives consist primarily of license fees and technologies. License fees are amortized on a straight-line basis over the contractual periods which are principally 2 to 15 years. Certain costs incurred to develop or obtain internal use computer software are capitalized according to ASC Subtopic 350-40, Internal-Use Software, and amortized on a straight-line basis over the estimated useful lives of five years or less.

(n)	Research and Development and Advertising Costs
Research and development and advertising costs are expensed as incurred. Research and development costs amounted to ¥26,803 and ¥42,183 for the eleven months ended February 28, 2013 and the year ended March 31, 2012, respectively. Advertising costs amounted to ¥1 and ¥8 for the eleven months ended February 28, 2013 and the year ended March 31, 2012, respectively.

(o)	Income Taxes
Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Company recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. The Company records interest related to unrecognized tax benefits in interest expense and penalties in selling, general, and administrative expenses.

ELPIDA MEMORY, INC. AND SUBSIDIARIES
(DEBTORS-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(p)	Stock Option Plan
The Company recognizes the cost of all employee stock options in the consolidated financial statements. Equity-classified awards are measured at the grant date fair value of the award. The Company estimates grant date fair value using the Black-Scholes-Merton option-pricing model. Compensation cost for all stock options is recognized using the straight-line attribution method reduced for estimated forfeitures.

(q)	Retirement Benefits
The Company has retirement benefit plans which consist of defined benefit pension plans, lump-sum indemnity plans and defined contribution plans.
The Company records annual amounts relating to its defined benefit plans based on calculations that incorporate various actuarial and other assumptions, including discount rates, mortality, assumed rates of return, compensation increases and turnover rates. The Company reviews its assumptions on an annual basis and makes modifications to the assumptions based on current rates and trends when it is appropriate to do so. The effect of modifications to those assumptions is recorded in accumulated other comprehensive income and amortized to net periodic cost over future periods using the corridor method. The Company believes that the assumptions utilized in recording its obligations under its plans are reasonable based on its experience and market conditions.
For the defined contribution plans, the Company recognizes cash contributions as net pension cost.

(r)	Long-Lived Assets
Long-lived assets, such as property, plant, and equipment, and purchased intangible assets subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require a long-lived asset or asset group be tested for possible impairment, the Company first compares undiscounted cash flows expected to be generated by that asset or asset group to its carrying value. If the carrying value of the long-lived asset or asset group is not recoverable on an undiscounted cash flow basis, impairment is recognized to the extent that the carrying value exceeds its fair value. Fair value is determined through various valuation techniques including discounted cash flow models, quoted market values and third-party independent appraisals, as considered necessary. Assets to be disposed of by sale are reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated.

(s)	Commitments and Contingencies
Liabilities for loss contingencies arising from claims, assessments, litigation, fines, and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred.

ELPIDA MEMORY, INC. AND SUBSIDIARIES
(DEBTORS-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(t)	Capitalized Interest
The Company’s policy is to capitalize interest cost incurred on debt during the construction of major projects. A reconciliation of total interest cost to “interest expense” as reported in the consolidated statements of operations for the eleven months ended February 28, 2013 and the year ended March 31, 2012 is as follows:

	Eleven months ended February 28, 2013	Year ended March 31, 2012
Interest cost capitalized	¥213	¥153
Interest cost charged to expense	1,952	8,445
Total interest cost	¥2,165	¥8,598

(u)	Fair Value Measurements
The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible. The Company determines fair value based on assumptions that market participants would use in pricing an asset or liability in the principal or most advantageous market. When considering market participant assumptions in fair value measurements, the following fair value hierarchy distinguishes between observable and unobservable inputs, which are categorized in one of the following levels:

•	Level 1 Inputs: Unadjusted quoted prices in active markets for identical assets or liabilities accessible to the reporting entity at the measurement date.

•
Level 2 Inputs:    Other than quoted prices included in Level 1 inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability.

•
Level 3 Inputs:    Unobservable inputs for the asset or liability used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at the measurement date.

(v)	Product Warranties
The Company generally provides a limited warranty that its products are in compliance with Company specifications existing at the time of delivery. Under the Company’s general terms and conditions of sale, the liability for certain failures of product during a stated warranty period is usually limited to repair or replacement of defective items or return of, or a credit with respect to, amounts paid for such items. The Company accrues product warranty costs which are based primarily on historical experience of actual warranty claims as well as current information on costs for repair or replacement of defective products.

ELPIDA MEMORY, INC. AND SUBSIDIARIES
(DEBTORS-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(w)	Recently Adopted Accounting Standards
In June 2011, the FASB issued a new accounting standard on the presentation of comprehensive income. The new standard requires the presentation of comprehensive income, the components of net income and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. The Company adopted this standard in the eleven months ended February 28, 2013.
The adoption of this standard did not have a material impact on the accompanying financial statements.

(4)	Business and Credit Concentrations
The Company is primarily engaged in a single line of business of designing, manufacturing and sale of DRAMs and therefore the fluctuation of unit volumes and prices in the DRAM market can significantly impact the Company’s business.
For the eleven months ended February 28, 2013, the two largest customers accounted for 24.0% and 13.0% of the Company’s sales, and the largest customer accounted for 11.7% of accounts receivable at February 28, 2013. For the year ended March 31, 2012, the two largest customers accounted for 18.5% and 12.6% of the Company’s sales, and the largest customer accounted for 13.9% of accounts receivable at March 31, 2012.

(5)	Inventories
Inventories at February 28, 2013 and March 31, 2012 consisted of the following:

	February 28, 2013	March 31, 2012
Finished products	¥33,706	¥34,750
Semi-finished components	6,867	20,221
Raw materials	1,812	1,752
Work in process	20,864	21,114
Supplies	3,238	3,216
	¥66,487	¥81,053

(6)	Pledged Assets
Assets pledged as collateral for guarantees for liabilities at February 28, 2013 and March 31, 2012 were as follows:

	February 28, 2013	March 31, 2012
Accounts receivable, trade	¥54,002	¥—
Inventories	454	—
Buildings and structures	7,052	22,116
Machinery and equipment	128,439	149,661
Land	465	465
Investment in subsidiaries	2,116	—
	¥192,528	¥172,242

ELPIDA MEMORY, INC. AND SUBSIDIARIES
(DEBTORS-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Accounts receivable, trade and investment in subsidiaries at February 28, 2013 above, were eliminated in the consolidated balance sheet as they represent intercompany balances.
The above assets were pledged against the following liabilities at February 28, 2013 and March 31, 2012:

	February 28, 2013	March 31, 2012
Accounts payable	¥1,775	¥—
Short-term borrowings	8,000	—
Long-term debt	80,746	129,662
Obligations under capital leases	—	17,294
Long-term other payables	1,452	—
Future lease payments	—	1,178
Deposits received	936	2,930
	¥92,909	¥151,064
Of the ¥129,662 of long-term debt at March 31, 2012 above, ¥90,973 was classified as Liabilities subject to compromise.
In December 2012, the Company pledged 1,764 million shares of Rexchip to a subsidiary of Micron as a condition that Micron and the subsidiary provide a financial guarantee to certain financial institutions to support the Company's current and future financing activities.
In March 2013, the Company pledged an additional 20 million shares of Rexchip to a subsidiary of Micron for the guarantee mentioned above.

(7)	Investment Securities
The carrying amount, gross unrealized holding gains, gross unrealized holding losses, and fair value of available-for-sale equity securities at February 28, 2013 and March 31, 2012 were as follows:

	Aggregate cost basis	Gross unrealized holding gains	Gross unrealized holding losses	Aggregate fair value
At February 28, 2013 Available for sale: Equity securities	¥82	¥—	¥—	¥82
At March 31, 2012 Available for sale: Equity securities	¥2,113	¥—	¥—	¥2,113

For equity securities, management considers the various factors described in Note (3) (i), including its intent and ability to hold the equity security for a period of time sufficient for recovery in market value. Where management lacks that intent or ability, the security’s decline in fair value is deemed to be other-than-temporary and is recorded in earnings.

ELPIDA MEMORY, INC. AND SUBSIDIARIES
(DEBTORS-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(8)	Intangible Assets
Intangible assets subject to amortization at February 28, 2013 and March 31, 2012 consisted of the following:

	February 28, 2013
	Gross carrying amount	Accumulated amortization	Net carrying amount
Software	¥2,374	¥(797)	¥1,577
License fees	2,005	(96)	1,909
Total	¥4,379	¥(893)	¥3,486

	March 31, 2012
	Gross carrying amount	Accumulated amortization	Net carrying amount
Software	¥1,547	¥(19)	¥1,528
License fees	279	—	279
Total	¥1,826	¥(19)	¥1,807
During the eleven months ended February 28, 2013 and the year ended March 31, 2012, impairment of intangible assets of nil and ¥11,924 were recorded, respectively.
Aggregate amortization expense for intangible assets subject to amortization was ¥805 and ¥7,245 for the eleven months ended February 28, 2013 and the year ended March 31, 2012, respectively. Estimated amortization expense for the next five fiscal years is as follows:

Fiscal year ending August 31:
2013	¥637
2014	977
2015	645
2016	529
2017	506

(9)	Derivative Instruments and Hedging Activities
The Company has entered into interest rate swap agreements to manage the exposure to interest rate risk associated with its underlying debt and foreign exchange forward contracts to offset the adverse impact of fluctuations in foreign exchange rates on accounts receivable and accounts payable denominated in foreign currencies arising from the Company’s operating activities. Neither the interest rate swap agreements nor the foreign exchange forward contracts are designated as hedging instruments under ASC 815, and changes in fair value of both interest rate swap agreements and foreign exchange forward contracts are recognized in income. The related receivable or payable is included in other current assets or other current liabilities.
The counterparties to the Company’s interest rate swap agreements and foreign exchange forward contracts are major financial institutions. As a normal business risk, the Company is exposed to credit loss in the event of nonperformance by the counterparties; however, the Company does not anticipate nonperformance

ELPIDA MEMORY, INC. AND SUBSIDIARIES
(DEBTORS-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

by the counterparties to these agreements, and no material losses are expected.
There were no derivative instruments held at February 28, 2013 and March 31, 2012.
The effect of derivative instruments on the consolidated statements of operations for the eleven months ended February 28, 2013 and the year ended March 31, 2012 was as follows:

	Recognized as loss on derivative instruments
		Eleven months ended February 28, 2013	Year ended March 31, 2012
Interest rate swap agreements	Other expense	¥—	¥69
Foreign exchange forward contracts	Other expense	—	206

(10)	Fair Value Measurements

(a)	Fair Value of Financial Instruments
The following table presents the carrying amounts and estimated fair values of the Company’s financial instruments at February 28, 2013 and March 31, 2012. Fair value is defined as the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

	February 28, 2013		March 31, 2012
	Carrying amount	Fair value	Carrying amount	Fair value
Financial assets:
Cash and cash equivalents	¥45,422	¥45,422	¥51,428	¥51,428
Accounts receivable, trade	42,151	42,151	28,794	28,794
Accounts receivable, other	16,402	16,402	11,499	11,499
Investment securities	82	82	2,113	2,113
Financial liabilities:
Short-term borrowings	¥8,000	¥8,000	¥—	¥—
Accounts payable, trade	18,481	18,481	19,912	19,912
Accounts payable, other	7,767	7,767	4,726	4,726
Accrued income taxes	820	820	1,016	1,016
Long-term debts	93,067	See below	140,206	See below
Obligations under capital leases	95,662	See below	100,892	See below
Straight bonds	15,187	See below	44,799	See below
Convertible bonds	31,766	See below	93,705	See below
Long-term other payables	2,399	See below	3,856	See below

The carrying amounts shown in the table are included in the consolidated balance sheets under the indicated captions, except for (i) long-term debts, straight bonds and convertible bonds, which are included in long-term debt and liabilities subject to compromise, (ii) obligations under capital leases, which is included in obligations under capital leases and liabilities subject to compromise, and (iii)

ELPIDA MEMORY, INC. AND SUBSIDIARIES
(DEBTORS-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

long-term other payables, which are included in other liabilities.

The estimated fair values of the financial instruments shown in the above table at February 28, 2013 and March 31, 2012 represent the amounts that would be received to sell those assets or that would be paid to transfer those liabilities in an orderly transaction between market participants at that date. Those fair value measurements maximize the use of observable inputs. However, in situations where there is little, if any, market activity for the asset or liability at the measurement date, the fair value measurement reflects the Company’s own judgments about the assumptions that market participants would use in pricing the asset or liability. Those judgments are developed by the Company based on the best information available in the circumstances, including expected cash flows and appropriately risk-adjusted discount rates, available observable and unobservable inputs.
The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

•
Cash and cash equivalents, trade accounts receivable, other accounts receivables, short-term borrowings, trade accounts payable, other accounts payables, and accrued income taxes: The carrying amounts, at face value or cost plus accrued interest, approximate fair value because of the short maturity of these instruments.

•
Investment securities: Equity securities classified as available for sale are measured using quoted market prices at the reporting date multiplied by the quantity held. The fair values of equity securities accounted for under the cost method (nonmarketable equity securities) are determined using methodologies that give consideration to a range of factors, including but not limited to the price at which investments were acquired, the nature of the investments, market conditions, trading values on comparable public securities, current and projected operating performance, and financing transactions subsequent to the acquisition of the investments.

•
Long-term debts, obligations under capital leases, long-term other payables, straight bonds, and convertible bonds: With respect to the fair value at February 28, 2013 and March 31 2012, since the Company was under the reorganization process, the Company could not enter into similar financing at February 28, 2013 and March 31 2012. As such, it is impractical to obtain a fair value for the long-term borrowings, obligations under capital leases, long-term other payables, straight bonds, and convertible bonds at February 28, 2013 and March 31, 2012.

(b)	Fair Value Hierarchy
The following table presents the placement in the fair value hierarchy of assets and liabilities that are measured at fair value on a recurring basis at February 28, 2013 and March 31, 2012:

ELPIDA MEMORY, INC. AND SUBSIDIARIES
(DEBTORS-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

		Fair value measurements at reporting date using
	February 28, 2013	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Assets:
Available-for-sale securities
Equity securities (foreign)	¥82	¥—	¥82	¥—
Total	¥82	¥—	¥82	¥—

		Fair value measurements at reporting date using
	March 31, 2012	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Assets:
Available-for-sale securities
Equity securities (foreign)	¥2,113	¥2,031	¥82	¥—
Total	¥2,113	¥2,031	¥82	¥—
The Company’s accounting policy is to recognize transfers between levels of the fair value hierarchy on the date of the event or change in circumstances that caused the transfer. There were no significant transfers into or out of Level 1 and Level 2 for the eleven months ended February 28, 2013 and the year ended March 31, 2012.
There were no assets and liabilities that were measured at fair value on a nonrecurring basis for the eleven months ended February 28, 2013.
The following table presents fair value measurements of assets and liabilities that are measured at fair value on a nonrecurring basis for the year ended March 31, 2012.

Description	Year ended March 31, 2012	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Total gains (losses)
Investment in an affiliated company	¥3,172	¥3,172	¥—	¥—	¥(4,029)
Long-lived assets	136,907	—	—	136,907	(229,560)

ELPIDA MEMORY, INC. AND SUBSIDIARIES
(DEBTORS-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

For the year ended March 31, 2012, the Company classified certain investments in Level 1 as the Company used an unadjusted quoted market price in active markets to value the investment. In addition, the Company classified the assets described above in Level 3 as the Company used unobservable inputs to value the assets when recognizing impairment losses related to the assets. The fair value for the major assets was measured through the replacement cost method and discounted cash flow method. See Note (24) for further details of impairment of long-lived assets.

(11)	Equity Method Investments
Investments in an affiliate accounted for under the equity method consist of 39.64% of the common stock of Tera Probe, Inc. (“Tera Probe”), a semiconductor test house. Tera Probe was a consolidated subsidiary until December 16, 2010, on which date Tera Probe became a public company and the Company lost control.
At February 28, 2013, the carrying amount of the investment in Tera Probe was ¥3,226 and the fair value of the investment based on its market price was ¥3,919.
At March 31, 2012, the fair value of the investment decreased to ¥3,172 and the Company evaluated the recoverability of the carrying value of the investment. As a result, the Company determined that there was an other-than-temporary decline in the value of the investment in Tera Probe and recorded an impairment loss of ¥4,029 at March 31, 2012.

(12)	Leases
The Company is obligated under long-term capital lease agreements covering certain facilities and equipment that expire at various dates during the next 11 years. Certain leases contain renewal options for varying periods, and certain leases include options to purchase the leased property at the end of the lease term. Leases generally require the Company to pay for insurance, taxes and maintenance of the property.
The Company entered into long-term agreements to purchase electricity and gas with certain suppliers (see Note (23)). The electricity and gas are generated by co-generation systems and nitrogen gas supply systems owned by the energy suppliers and these systems are built on the Company’s premises to provide the electricity and gas exclusively for the Company. The arrangements are treated as leases, and based on the terms of agreements, the arrangements are accounted for as capital leases.
At February 28, 2013 and March 31, 2012, the gross amount of leased assets and related accumulated amortization recorded under capital leases were as follows:

	February 28, 2013	March 31, 2012
Machinery and equipment	¥136,789	¥121,056
Others	95	121
	136,884	121,177
Less accumulated amortization	59,188	39,607
	¥77,696	¥81,570
Amortization of assets held under capital leases is included with depreciation expense.
Impairment losses were recognized on certain leased assets during the year ended March 31, 2012. See Note (24) for further details of impairment of long-lived assets.

ELPIDA MEMORY, INC. AND SUBSIDIARIES
(DEBTORS-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

The Company also has non cancelable operating leases with minimum rental commitments. Minimum rental payments under operating leases are recognized on a straight-line basis over the term of the lease. Rental expense for operating leases for the eleven months ended February 28, 2013 and the year ended March 31, 2012 was ¥53 and ¥3,802, respectively.
Future minimum lease payments under non cancelable operating leases (with initial or remaining lease terms in excess of one year) and future minimum capital lease payments at February 28, 2013 are as follows:

	Capital leases	Operating leases
Fiscal year ending August 31:
2013	¥11,388	¥33
2014	20,602	60
2015	14,860	35
2016	10,959	8
2017	9,837	—
2018 and thereafter	26,793	—
Total minimum lease payments	94,439	136
Less amount representing interest	3,450
Present value of net minimum capital lease payments	90,989
Less current portion of obligations under capital leases	25,597
Obligations under capital leases, excluding current portion	¥65,392

(13)	Asset Retirement Obligations
The Company has asset retirement obligations (AROs) arising from regulatory requirements to perform certain asset retirement activities at the time that certain long-lived assets are disposed of. The liability was initially measured at fair value and subsequently is adjusted for accretion expense and changes in the amount or timing of the estimated cash flows. The corresponding asset retirement costs are capitalized as part of the carrying amount of the related long-lived asset and depreciated over the asset’s remaining useful life. The following table presents the activity for the AROs for the eleven months ended February 28, 2013 and the year ended March 31, 2012:

	Eleven months ended February 28, 2013	Year ended March 31, 2012
Balance at beginning of period	¥905	¥886
Changes in estimates, including timing	—	(2)
Accretion expense	18	21
Balance at end of period	¥923	¥905

ELPIDA MEMORY, INC. AND SUBSIDIARIES
(DEBTORS-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(14)	Long-Term Debt and Bonds
Long-term debt and bonds as of February 28, 2013 and March 31, 2013 are presented in the following tables. See Note (2) (c) for discussion of the classification and settlement of a portion of the long-term debt and bonds.

	February 28, 2013
	Balance prior to financial statement reclassification	Amounts classified as subject to compromise	Amounts not subject to compromise
Borrowings from banks and financial institutions, due 2012 to 2016 with an average interest rate of 2.6% at February 28, 2013	¥93,067	¥(12,321)	¥80,746
2.03% unsecured yen bonds due 2012	5,085	(5,085)	—
2.29% unsecured yen bonds due 2012	3,390	(3,390)	—
2.10% unsecured yen bonds due 2012	6,712	(6,712)	—
U.S. dollar denominated convertible bonds with stock acquisition rights due 2013 (zero interest)	2,103	(2,103)	—
2nd 130% call option attached unsecured convertible bonds with stock acquisition rights due 2015 (interest rate 0.5%)	20,340	(20,340)	—
3rd 130% call option attached unsecured convertible bonds with stock acquisition rights due 2016 (interest rate 0.7%)	9,323	(9,323)	—
Total long-term debt	140,020	(59,274)	80,746
Less current portion	27,640	(6,120)	21,520
Long-term debt, excluding current portion	¥112,380	¥(53,154)	¥59,226

ELPIDA MEMORY, INC. AND SUBSIDIARIES
(DEBTORS-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

	March 31, 2012
	Balance prior to financial statement reclassification	Amounts classified as subject to compromise	Amounts not subject to compromise
Borrowings from banks and financial institutions, due 2012 to 2016 with an average interest rate of 2.6% at March 31, 2012	¥140,206	¥(101,517)	¥38,689
2.03% unsecured yen bonds due 2012	14,999	(14,999)	—
2.29% unsecured yen bonds due 2012	10,000	(10,000)	—
2.10% unsecured yen bonds due 2012	19,800	(19,800)	—
U.S. dollar denominated convertible bonds with stock acquisition rights due 2013 (zero interest)	6,205	(6,205)	—
2nd 130% call option attached unsecured convertible bonds with stock acquisition rights due 2015 (interest rate 0.5%)	60,000	(60,000)	—
3rd 130% call option attached unsecured convertible bonds with stock acquisition rights due 2016 (interest rate 0.7%)	27,500	(27,500)	—
Total long-term debt	278,710	(240,021)	38,689
Less current portion	72,639	(44,799)	27,840
Long-term debt, excluding current portion	¥206,071	¥(195,222)	¥10,849

Under the terms of the convertible bonds, as a result of filing of the petition for commencement of reorganization proceedings all amounts outstanding under these convertible bonds were accelerated and became immediately due and payable. As a result, the Company classified the convertible bonds as liabilities subject to compromise at February 28, 2013 and March 31, 2012. Also upon the commencement of reorganization proceedings, conversion options and call options attached to these convertible bonds became unexercisable.
The aggregate maturities of long-term debt not subject to compromise for each of the five years subsequent to February 28, 2013 are as follows:

Fiscal year ending August 31:
2013	¥3,583
2014	19,815
2015	12,884
2016	11,475
2017	9,598

(15)	Income Taxes

(a)	Tax Rate Reconciliation
Elpida and its domestic consolidated subsidiaries are subject to corporation tax, inhabitants’ taxes and enterprise tax in Japan, which, in the aggregate, resulted in a statutory tax rate of approximately 38.0% and 40.7% for the eleven months ended February 28, 2013 and year ended March 31, 2012, respectively. Income taxes of the foreign consolidated subsidiaries are based generally on the tax rates applicable in their countries of incorporation.

ELPIDA MEMORY, INC. AND SUBSIDIARIES
(DEBTORS-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

On November 30, 2011, the National Diet of Japan approved laws amending previous income tax laws. Upon the change in the laws, the statutory income tax rate in Japan was changed to approximately 38.0% for fiscal years beginning on or after April 1, 2012, and will be changed to approximately 35.6% for fiscal years beginning on or after April 1, 2015. Thus, the Company and its domestic subsidiaries remeasured deferred tax assets and liabilities as of the enactment date based on the new tax rates to be applied in the fiscal years in which temporary differences are expected to be recovered or settled. The effect of tax rate changes in Japan did not have a material impact on the Company’s consolidated financial statements.
Significant components of reconciling items between the statutory tax rate and the effective tax rate for the eleven months ended February 28, 2013 and the year ended March 31, 2012 were as follows:

	Eleven months ended February 28, 2013	Year ended March 31, 2012
Statutory tax rate	38.0%	40.7%
Adjustments:
Expenses not deductible for tax purposes	0.1	(0.1)
Loss arising from bankruptcy procedure deductible for tax purposes	(4.5)	—
Difference in statutory tax rates of foreign subsidiaries	(8.0)	(1.3)
Change in valuation allowance	(5.2)	(30.1)
Investment credit expired	2.4	(3.9)
Difference in tax rates due to Special Corporation Tax for Reconstruction	4.3	—
Revaluation of investments in subsidiaries arising from bankruptcy procedure	(21.4)	—
Other	(5.1)	(5.5)
Effective tax rate	0.6%	(0.2)%

ELPIDA MEMORY, INC. AND SUBSIDIARIES
(DEBTORS-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(b)	Significant Components of Deferred Taxes
The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at February 28, 2013 and March 31, 2012 were as follows:

	February 28, 2013	March 31, 2012
Deferred tax assets:
Net operating loss carryforwards	¥222,208	¥138,353
Property, plant, and equipment and intangible assets	10,812	92,388
Accrued expenses and other current liabilities	2,101	2,043
Inventories	837	3,119
Allowance for doubtful accounts	13	741
Retirement benefits	1,772	2,141
Tax credit carryforwards	377	3,576
Impairment of investments in an affiliate	1,426	1,426
Other deductible temporary differences	2,833	4,958
Total gross deferred tax assets	242,379	248,745
Less valuation allowance	(219,642)	(226,522)
Net deferred tax assets	22,737	22,223
Deferred tax liabilities:
Property, plant, and equipment	¥(6,335)	¥(16,819)
Intangible assets	(325)	(325)
Unrealized losses on securities	—	(275)
Foreign exchange losses	—	(133)
Temporary difference arising from bankruptcy procedure	(14,038)	—
Allowance for doubtful accounts	(1,971)	(4,966)
Other taxable temporary differences	(404)	(193)
Total gross deferred tax liabilities	(23,073)	(22,711)
Net deferred tax liabilities	¥(336)	¥(488)
The valuation allowance for deferred tax assets at March 31, 2011 was ¥117,272. The net change in the total valuation allowance was a decrease of ¥6,880 for the eleven months ended February 28, 2013 and an increase of ¥109,250 for the year ended March 31, 2012, respectively. The valuation allowance at February 28, 2013 was primarily related to deferred tax assets associated with net operating loss carryforwards that, in the judgment of management, are not more-likely-than-not to be realized.
In assessing the realizability of deferred tax assets, the Company considers whether it is more-likely-than-not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible and tax credit carryforwards are utilized. The Company considers the scheduled reversal of deferred tax liabilities (including the impact of available carryback and carryforward periods), projected future taxable income, and tax-planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, the

ELPIDA MEMORY, INC. AND SUBSIDIARIES
(DEBTORS-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Company believes it is more-likely-than-not that the Company will realize the benefits of these deductible differences and tax carryforwards, net of the existing valuation allowances at February 28, 2013. The amount of the deferred tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carryforward period are reduced.

The Company has not recognized a deferred tax liability of approximately ¥896 for the undistributed earnings of its foreign operations that arose for the eleven months ended February 28, 2013 and prior years as the Company considers these earnings to be indefinitely reinvested. At February 28, 2013 and March 31, 2012, the undistributed earnings of these subsidiaries are approximately ¥29,481 and ¥23,581, respectively.
The Company restated certain prior year disclosures here in, to conform to the current year presentation and as a result in management’s view, there was no significant impact on the Company’s consolidated financial statements.
A reconciliation of the beginning and ending amount of total unrecognized tax benefits for the eleven months ended February 28, 2013 and the years ended March 31, 2012 was as follows:

	Eleven month ended February 28, 2013	Year ended March 31, 2012
Balance at beginning of period	¥44	¥1,143
Increase related to current year tax positions	75	44
Settlements	—	(1,143)
Balance at end of period	¥119	¥44
At February 28, 2013 and March 31, 2012, the amount of unrecognized tax benefits that, if recognized, would affect the effective income tax rates is not material.
Although the Company believes its estimates and assumptions of unrecognized tax benefits are reasonable, given the uncertainty regarding when tax authorities will complete their examinations, the items subject to their examinations and the possible outcomes of their examinations, an accurate estimate of significant increases that may occur within the next six months cannot be made at February 28, 2013.
The Company recognizes interest and penalties related to unrecognized tax benefits in interest expense and selling, general, and administrative expenses, respectively, in the consolidated statements of operations. Both the amount of interest and penalties in the consolidated balance sheets accrued at February 28, 2013 and March 31, 2012, and the amount of interest and penalties included in income taxes in the consolidated statements of operations for the eleven months ended February 28, 2013 and the year ended March 31, 2012 are not material.
The Company files income tax returns in Japan and various foreign tax jurisdictions. In Japan, the Company is no longer subject to regular income tax examinations by tax authorities for fiscal years prior to the year ended March 31, 2010. In other major foreign tax jurisdictions, including the United States and Taiwan, the Company is no longer subject to income tax examinations by tax authorities for fiscal years prior to the year ended March 31, 2011.

ELPIDA MEMORY, INC. AND SUBSIDIARIES
(DEBTORS-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Net operating loss and tax credit carryforwards are available to reduce future income taxes. If not utilized, such operating loss and tax credit carryforwards expire as follows:

February 28, 2013
Within 1 year	¥—
Within 2 years	20,655
Within 3 years	—
Within 4 years	—
Within 5 years	—
After 5 to 10 years	622,778
Balance at end of year	¥643,433

(16)	Redeemable Noncontrolling Interest
The noncontrolling stock holders of certain of Elpida’s majority-owned subsidiaries have the right to require Elpida to redeem their shares at the acquisition value. Accordingly, the Company has presented this redeemable noncontrolling interest as a mezzanine item in the consolidated balance sheet.
On October 29, 2012, Elpida settled a portion of redeemable noncontrolling interest for approximately ¥15,000 due to the liquidation of a majority-owned subsidiary that was subject to the redeemable rights.

(17)	Redeemable Preferred Stock
The Company’s Type I and Type II Preferred Stock are redeemable preferred stock and were required to be classified outside of stockholders’ equity as a mezzanine item in the consolidated balance sheet.
Upon the commencement of reorganization proceedings, conversion options, put options and call options attached to the preferred stock became unexercisable. Also, upon the commencement of reorganization proceedings, holders of preferred stock became unable to exercise the right to receive the cumulative preferred stock dividends in arrears (see Note (1), for further explanation of subsequent extinguishment on May 27, 2013).
Elpida Type I Preferred Stock
In August 2009, the Company issued ¥10,000 of Type I non-voting preferred stock with no mandatory redemption clause. A holder of preferred stock is entitled to receive dividends and, upon liquidation and dissolution, is entitled to receive 100% of the acquisition value, plus accrued and unpaid dividends, if any. The preferred stock is convertible into the common shares in a step-by-step manner at any time from May 1, 2011 to July 28, 2016. The initial conversion rate of the preferred stock is approximately 72.6 shares of common shares per ¥100,000 preferred share amount, or approximately ¥1,377 per share. The conversion rate is subject to adjustment if specified distributions of common shares are made or specified stock splits occur, in each case as set forth in the indenture governing the preferred stock. Upon conversion, holders would have obtained common shares of the Company. The Company may repurchase for cash all or a portion of the preferred stock at a repurchase price equal to 100% of the acquisition value, plus accrued and unpaid dividends, if any, on or after September 1, 2009 upon exercise of the call options. The holder also may require the Company to repurchase for cash all or a portion of the preferred stock at a repurchase price equal to 100% of the principal amount, plus accrued and unpaid dividends, if any, on or after April 1, 2012 upon exercise of the put options.

ELPIDA MEMORY, INC. AND SUBSIDIARIES
(DEBTORS-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Elpida Type II Preferred Stock
In August 2009, the Company issued ¥20,000 of Type II non-voting preferred stock with no mandatory redemption clause. A holder of preferred stock is entitled to receive dividends and, upon liquidation and dissolution, is entitled to receive 100% of the acquisition value, plus accrued and unpaid dividends, if any. The preferred stock is convertible into the common shares in a step-by-step manner at any time from February 1, 2011 to July 28, 2016. The initial conversion rate of the preferred stock is approximately 82.1 shares of common shares per ¥100,000 preferred share amount, or approximately ¥1,218 per share. The conversion rate is subject to adjustment if specified distributions of common shares are made or specified stock splits occur, in each case as set forth in the indenture governing the preferred stock. Upon conversion, holders would have obtained common shares of the Company. The Company may repurchase for cash all or a portion of the preferred stock at a repurchase price equal to 100% of the acquisition value, plus accrued and unpaid dividend, if any, on or after September 1, 2009 upon exercise of the call options. The holder also may require the Company to repurchase for cash all or a portion of the preferred stock at a repurchase price equal to 100% of the principal amount, plus accrued and unpaid dividends, if any, on or after April 1, 2012 upon exercise of the put options.

(18)	Stockholders’ Equity
Holders of common stock are entitled to one vote per share, and to receive dividends and, upon liquidation or dissolution, are entitled to receive all assets available for distribution to stockholders. The holders have no preemptive or other subscription rights and there are no redemption or sinking fund provisions with respect to such shares. Common stock is subordinate to the preferred stock with respect to dividend rights and rights upon liquidation, winding up and dissolution of the Company.
In accordance with the Plan, the shareholders of common stock have no voting rights since Elpida is currently insolvent. All of the issued and outstanding common and preferred stock of Elpida was acquired and cancelled without any compensation on May 27, 2013.

(19)	Comprehensive Income (Loss)
The accumulated balances for each classification of other comprehensive income (loss) were as follows:

	Foreign currency translation adjustments	Unrealized gains/(losses) on securities	Retirement benefits	Accumulated other comprehensive income (loss)
Balance at March 31, 2011	¥(17,669)	¥(120)	¥(1,529)	¥(19,318)
Net change for the year	(2,807)	120	(791)	(3,478)
Balance at March 31, 2012	(20,476)	—	(2,320)	(22,796)
Net change for the period	12,546	—	715	13,261
Balance at February 28, 2013	¥(7,930)	¥—	¥(1,605)	¥(9,535)

ELPIDA MEMORY, INC. AND SUBSIDIARIES
(DEBTORS-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

The related tax effects allocated to each component of accumulated other comprehensive income (loss) for the eleven months ended February 28, 2013 and the year ended March 31, 2012 were as follows:

	Before-tax amount	Tax (expense) or benefit	Net-of-tax amount
For the eleven months ended February 28, 2013:
Net unrealized gains on securities:
Reclassification adjustments for gains and losses realized in net income	¥—	¥—	¥—
Retirement benefits:
Amount arising during the period	626	—	626
Reclassification adjustments for gains and losses realized in net income	89	—	89
Total	715	—	715
Foreign currency translation adjustments	12,546	—	12,546
Other comprehensive income	¥13,261	¥—	¥13,261
For the year ended March 31, 2012:
Net unrealized gains on securities:
Reclassification adjustments for gains and losses realized in net income	¥165	¥(45)	¥120
Retirement benefits:
Amount arising during the year	(843)	—	(843)
Reclassification adjustments for gains and losses realized in net income	52	—	52
Total	(791)	—	(791)
Foreign currency translation adjustments	(2,807)	—	(2,807)
Other comprehensive loss	¥(3,433)	¥(45)	¥(3,478)

ELPIDA MEMORY, INC. AND SUBSIDIARIES
(DEBTORS-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(20)	Stock Option Plan

(a)	Elpida Stock Option Plan
On March 23, 2004, Elpida established a stock option plan approved by the shareholders under which options were granted to directors, corporate officers, certain upper-level employees, corporate auditors and certain subsidiaries to purchase shares of common stock of Elpida at the approximate market value at the date of grant. All awards have 3-7 year terms and are vested and become fully exercisable after two years from the date of grant. The Elpida stock option plan was forfeited upon the acceptance of the reorganization plan.
Stock option activity during the periods indicated below was as follows:

	Number of shares	Weighted average exercise price	Weighted average remaining contractual term	Aggregate intrinsic value
Outstanding at April 1, 2012	3,152,600	¥2,945	—	—
Granted	—	—	—	—
Exercised	—	—	—	—
Forfeited	(3,152,600)	2,945	—	—
Expired	—	—	—	—
Outstanding at February 28, 2013	—	¥—	—	—
Exercisable at February 28, 2013	—	¥—	—	—

	Number of shares	Weighted average exercise price	Weighted average remaining contractual term	Aggregate intrinsic value
Outstanding at April 1, 2011	3,155,300	¥2,947	—	—
Granted	—	—	—	—
Exercised	—	—	—	—
Forfeited	(2,700)	4,433	—	—
Expired	—	—	—	—
Outstanding at March 31, 2012	3,152,600	¥2,945	1.15	—
Exercisable at March 31, 2012	3,152,600	¥2,945	1.15	—

ELPIDA MEMORY, INC. AND SUBSIDIARIES
(DEBTORS-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(b)	Rexchip Stock Option Plan
On December 28, 2007, Rexchip established a stock option plan approved by the shareholders under which options were granted to employees to purchase shares of common stock of Rexchip at the approximate market value at the date of grant. All awards have six year terms and are vested and become fully exercisable after the date of grant except the period up to the fifth business day after the date of obtaining listing approval from the stock exchange in Taiwan.
Stock option activity during the periods indicated below was as follows (in New Taiwan Dollars, or TWD):

	Number of shares		Weighted average exercise price	Weighted average remaining contractual term	Aggregate intrinsic value
Outstanding at April 1, 2012	69,291,000	TWD	15.11	—	—
Granted	—		—	—	—
Exercised	—		—	—	—
Forfeited	(30,013,500)		15.11	—	—
Expired	—		—	—	—
Outstanding at February 28, 2013	39,277,500	TWD	15.11	0.83	—
Exercisable at February 28, 2013	39,277,500	TWD	15.11	0.83	—

	Number of shares		Weighted average exercise price	Weighted average remaining contractual term	Aggregate intrinsic value
Outstanding at April 1, 2011	72,895,000	TWD	15.11	—	—
Granted	—		—	—	—
Exercised	—		—	—	—
Forfeited	(3,604,000)		15.11	—	—
Expired	—		—	—	—
Outstanding at March 31, 2012	69,291,000	TWD	15.11	1.75	—
Exercisable at March 31, 2012	69,291,000	TWD	15.11	1.75	—

ELPIDA MEMORY, INC. AND SUBSIDIARIES
(DEBTORS-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(21)	Retirement Benefits
Elpida has retirement benefit plans which consist of defined benefit pension plans, lump-sum indemnity plans and defined contribution plans. Certain consolidated subsidiaries have defined contribution plans and lump-sum indemnity plans.

(a)	Defined Benefit Plans
The following table sets forth benefit obligations, fair value of plan assets, and funded status of defined benefit pension plans and lump-sum indemnity plans at February 28, 2013 and March 31, 2012:

	February 28, 2013	March 31, 2012
Benefit obligation	¥(12,653)	¥(11,791)
Fair value of plan assets	7,240	6,285
Funded status	¥(5,413)	¥(5,506)
Amounts recognized in the consolidated balance sheets consist of:
Accrued expenses and other current liabilities	¥(304)	¥(245)
Liability for retirement benefits	(5,109)	(5,261)
Net amount recognized	¥(5,413)	¥(5,506)
The pre-tax amounts recognized in accumulated other comprehensive income consisted of:

	February 28, 2013	March 31, 2012
Net actuarial loss	¥1,415	¥2,113
Prior service costs	186	207
	¥1,601	¥2,320
The accumulated benefit obligations for the defined benefit pension plans and lump-sum indemnity plans were ¥10,380 and ¥11,740 at February 28, 2013 and March 31, 2012, respectively.
Net periodic benefit cost recognized and other changes in plan assets and benefit obligations recognized in other comprehensive income for the eleven months ended February 28, 2013 and the year ended March 31, 2012 were:

	Eleven months ended February 28, 2013	Year ended March 31, 2012
Net periodic benefit cost recognized	¥1,397	¥1,364
Other changes in plan assets and benefit obligations recognized in other comprehensive income:
Net actuarial (gain) loss	(626)	843
Amortization of actuarial loss	(72)	(26)
Amortization of prior service costs	(21)	(26)
Total recognized in other comprehensive income (loss)	(719)	791
Total recognized in net periodic benefit cost and other comprehensive income	¥678	¥2,155

ELPIDA MEMORY, INC. AND SUBSIDIARIES
(DEBTORS-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

The estimated net actuarial (gain) loss and prior service cost for all defined benefit plans that will be amortized from accumulated other comprehensive income into net periodic benefit cost over the next fiscal year are ¥13 and ¥66, at February 28, 2013 and March 31, 2012 respectively.
Weighted average assumptions used to determine benefit obligations at February 28, 2013 and March 31, 2012 were as follows:

	February 28, 2013	March 28, 2012
Discount rate	1.7%	1.8%
Rate of compensation increase	4.1%	4.9%
Weighted average assumptions used to determine net benefit cost for the eleven months period ended February 28, 2013 and the year ended March 31, 2012 were as follows:

	Eleven months ended February 28, 2013	Year ended March 31, 2012
Discount rate	1.8%	2.2%
Expected long-term rate of return on plan assets	2.1%	2.1%
Rate of compensation increase	4.9%	4.9%
Elpida’s overall expected long-term rate of return on assets is 2.1%. The expected long-term rate of return is based on the portfolio as a whole and not on the sum of the returns on individual asset categories. The return is based exclusively on historical returns, without adjustments.
The following table summarizes employer contributions and benefits paid for the eleven months ended February 28, 2013 and the year ended March 31, 2012:

	Eleven months ended February 28, 2013	Year ended March 31, 2012
Employer contributions	¥673	¥743
Benefits paid	(316)	(92)
Elpida’s investment policies are designed to ensure adequate plan assets are available to provide future payments of pension benefits to eligible participants. Elpida evaluates the gap between expected return and actual return of invested plan assets on an annual basis to determine if such differences necessitate a revision in the formulation of the portfolio. Elpida revises the portfolio when and to the extent considered necessary to achieve the expected long-term rate of return on plan assets.
Elpida’s portfolio, except the employee pension trust, consists of three major components: approximately 50% is invested in equity securities, approximately 30% is invested in debt securities, and approximately 20% is invested in other assets such as cash and cash equivalents. At February 28, 2013 and March 31, 2012, there is no significant deviation between the target allocations and actual results.

ELPIDA MEMORY, INC. AND SUBSIDIARIES
(DEBTORS-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

The fair values of the pension plan assets at February 28, 2013 and March 31, 2012 were as follows:

	February 28, 2013
	Total	Quoted prices in active markets for identical assets (Level 1)	Significant observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Asset category:
Cash and cash equivalents	¥889	¥889	¥—	¥—
Equity securities:
Pooled funds	3,573	—	3,573	—
Debt securities:
Pooled funds	2,361	—	2,361	—
Other assets:
Pooled funds	417	—	417	—
Total	¥7,240	¥889	¥6,351	¥—

	March 31, 2012
	Total	Quoted prices in active markets for identical assets (Level 1)	Significant observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Asset category:
Cash and cash equivalents	¥895	¥895	¥—	¥—
Equity securities:
Pooled funds	2,854	—	2,854	—
Debt securities:
Pooled funds	2,201	—	2,201	—
Other assets:
Pooled funds	335	—	335	—
Total	¥6,285	¥895	¥5,390	¥—
Each level into which assets are categorized is based on inputs used to measure the fair value of the assets, and does not necessarily indicate the risks or ratings of the assets.
Level 1 mainly represents an employee pension trust which invests solely in cash and cash equivalents.
Level 2 assets are comprised of pooled funds that invest mainly in equity and debt securities and corporate bonds. Pooled funds are valued at their net asset values that are calculated by the sponsor of the fund.
Elpida expects to contribute ¥367 to its defined benefit pension plans for the fiscal year ending August 31, 2013.

ELPIDA MEMORY, INC. AND SUBSIDIARIES
(DEBTORS-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Benefits expected to be paid through 2023 from all defined benefit plans are disclosed in the following table. The expected benefits are based on the same assumptions used to measure the Company’s benefit obligation and include estimated future employee service.

Fiscal year ending August 31,
2013	¥113
2014	258
2015	289
2016	330
2017	361
2018 to 2023	3,220

(b)	Defined Contribution Plans
Expenses for defined contribution plans recognized by Elpida for the eleven months ended February 28, 2013 and year ended March 31, 2012 were ¥442 and ¥446, respectively.

(22)	Cash Flow Information
Capital lease obligations of ¥13,725 and ¥5,764 were incurred for the eleven months ended February 28, 2013 and year ended March 31, 2012, respectively, when the Company entered into leases for new machinery and equipment.
Interest payments for the eleven months ended February 28, 2013 and year ended March 31, 2012 were ¥2,030 and ¥6,641, respectively. Income taxes paid for these periods were ¥1,060 and ¥236, respectively.
Of the ¥159,296 of Reorganization items, net for the eleven months ended February 28, 2013, ¥280 was paid through the eleven months ended February 28, 2013. Of the ¥2,504 of Reorganization items, net for the year ended March 31, 2012, ¥200 was paid through the year ended March 31, 2012.
As discussed in Note (2) (c), approximately ¥117,268 of the liabilities subject to compromise were transferred to their applicable balance sheet accounts such as long-term debt and bonds, accounts payable and obligations under capital leases.

(23)	Commitments and Contingencies

(a)	Commitments
The Company entered into a long-term agreement to purchase natural gas with Hiroshima Gas Co., Ltd. from February 2005 to March 31, 2015. Based on the agreement, the Company purchased natural gas in the aggregate amount of ¥8,237 and ¥9,589 for the eleven months ended February 28, 2013 and the year ended March 31, 2012, respectively (see Note (12)).
The Company entered into long-term agreements to purchase electric power with SC Hiroshima Energy Corporation (“SC Hiroshima”) from December 1, 2005 to December 31, 2022 and Energia Solution & Services (“Energia”) from April 1, 2002 to March 31, 2017. Based on the agreements, the Company purchased electric power in the aggregate amount of ¥1,730 and ¥1,920 for the eleven months ended February 28, 2013 and year ended March 31, 2012, respectively (see Note (12)).

ELPIDA MEMORY, INC. AND SUBSIDIARIES
(DEBTORS-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

At February 28, 2013, the Company has commitments to purchase natural gas and electric power in the aggregate in succeeding years as follows:

Fiscal year ending August 31:
2013	¥6,031
2014	12,302
2015	7,957
2016	1,875
2017 and thereafter	10,855

(b)	Product Warranties
The following table is a reconciliation of the changes in the Company’s aggregate product warranty liability for the eleven months ended February 28, 2013 and year ended March 31, 2012:

	Eleven months ended February 28, 2013	Year ended March 31, 2012
Balance at beginning of period	¥182	¥306
Accruals for warranties issued during the year	221	182
Warranty costs incurred during the year	(182)	(306)
Balance at end of period	¥221	¥182

(c)	Legal Proceedings
The Company is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters are not expected to have a material adverse effect on the Company’s consolidated financial position, results of operations, or liquidity (see Note (1), for legal proceedings related to reorganization).

(24)	Impairment Charge
A variety of external economic factors have contributed to the decline in the Company’s operating performance. The global economic downturn that began in the fall of 2008 has continued to cause demand decreases and price declines of DRAMs, which resulted in significant reductions in the Company’s manufacturing capacity utilization as the Company reduced production. Coupled with additional factors such as the strong yen, competition in the DRAM industry and the flood in Thailand, the Company’s operating performance significantly deteriorated during the year ended March 31, 2012, which led to the voluntary petition filing by Debtors on February 27, 2012.
Given these indicators of impairment during the fourth quarter of 2012, the Company believed its long-lived assets including certain intangible assets may not be recoverable. The estimated undiscounted future cash flows generated by the equipment were less than their carrying values, and the carrying values of the equipment were reduced to fair value. This resulted in a pre-tax charge of ¥228,523 recorded by the Debtors, which was included as a separate line item in the consolidated statements of operations for the year ended March 31, 2012. Management estimated the fair value based on replacement cost method and discounted cash flow method (see Note (10)).

ELPIDA MEMORY, INC. AND SUBSIDIARIES
(DEBTORS-IN-POSSESSION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

No impairment charges were recorded by the Debtors for the eleven months ended February 28, 2013.
Rexchip had assets to be disposed of other than through sales which had ceased to be used at March 31, 2012. These assets were adjusted to fair value, which was measured based on salvage value, because the assets could not be sold or used for another purpose. This resulted in a pre-tax charge of ¥1,037, which was recorded as a separate line item in the consolidated statements of operations for the year ended March 31, 2012.
No impairment charges were recorded by Rexchip for the eleven months ended February 28, 2013.

(25)	Shipping and Handling Costs
Shipping and handling costs are included in selling, general and administrative expenses. Shipping and handling costs for the eleven months ended February 28, 2013 and the year ended March 31, 2012 were ¥1,015 and ¥1,169, respectively.

(26)	Subsequent Events
The Company has evaluated subsequent events from the balance sheet date through August 29, 2013, the date at which the financial statements were available to be issued, and determined that there are no items to disclose other than those described in other footnotes to the consolidated financial statements.